Exhibit 99.1

Intercontinental Exchange Announces Election of Sharon Bowen

to ICE Board of Directors

ATLANTA and NEW YORK -- December 8, 2017 -- Intercontinental Exchange, Inc. (NYSE:ICE), a leading operator of global exchanges and clearing houses and provider of data and listings services, announced that its Board of Directors has elected Sharon Bowen as a new Director effective December 8, 2017. She fills a newly created seat on the Board.

Ms. Bowen served as a Commissioner of the U.S. Commodity Futures Trading Commission (CFTC) from 2014 through 2017 where she was a sponsor of the Market Risk Advisory Committee. She previously served as Vice Chair of the Securities Investor Protection Corporation (SIPC) where she was Acting Chair from 2012 through 2014. Prior to her appointment to the CFTC, she was a partner in the New York office of Latham & Watkins LLP.

“On behalf of the Board, I am pleased to welcome Sharon and the experience and perspective she brings,” said Jeffrey C. Sprecher, ICE’s Chairman and Chief Executive Officer. “With over 35 years of regulatory, securities and public policy expertise, we are confident that Sharon will contribute meaningfully to the governance of our global business.”

Ms. Bowen commented, “I look forward to working with the Board and management team to advance the company’s governance and growth objectives. As the industry evolves due to innovation, regulation and customer requirements, I will contribute to the shareholder value that ICE strives to deliver.”

About Intercontinental Exchange

Intercontinental Exchange (NYSE:ICE) is a Fortune 500 company that operates a leading network of global futures, equity and equity options exchanges, as well as global clearing and data services across financial and commodity markets. The New York Stock Exchange is the world leader in capital raising, listings and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 7, 2017.

SOURCE: Intercontinental Exchange

ICE Investor Relations Contact:

Warren Gardiner

+1 770 835 0114

warren.gardiner@theice.com

investors@theice.com

ICE Media Contact:

Kelly Loeffler

+1 770 857 4726

kelly.loeffler@theice.com

media@theice.com